Exhibit 10.28
August 5, 2022

Krishna Vanka
54 Gauguin Circle Aliso Viejo, CA 92656

Dear Krishna,
I am delighted to confirm an offer from Fluence, as SVP, Chief Digital Officer, reporting to Manuel Dubuc Perez. This position is considered a Section 16 Executive Officer position subject to certain external disclosures as Fluence is a publicly traded company. For this position, you are to work remotely from your current residency in the state of California, however your home office will be Arlington, VA. Fluence requires certification of your eligibility to work in the United States and will require documents evidencing such eligibility from you. You will be required to complete a background check and sign a Confidentiality and Proprietary Information Agreement prior to beginning employment with Fluence. In this position you will participate in, or be eligible for, the compensation and benefits outlined below in accordance with the job being evaluated at a level E3

COMPENSATION AND BENEFITS

Base Salary: Your position has been initially assigned at a level Executive 3 in the Fluence structure. Your initial base salary will be $350,000 USD. You will be paid monthly, and your base salary will be reviewed annually in accordance with the Fluence policy and practice.

Annual Incentive Plan: You are eligible to participate in the Fluence annual incentive plan, with a target incentive of 50% of your annual base salary as defined in the plan. This incentive is awarded based upon your individual performance and/or company performance measured against established objectives for the fiscal measurement year. The annual incentive plan amount is typically paid in the first business quarter following the end of each fiscal year. Your potential receipt of this annual incentive is subject to the discretion of Fluence. The plan administrator reserves the right to make determinations regarding this plan at any time. You will receive further details about this plan in the coming weeks.

Benefits: You are eligible to participate in Fluence’s Health and Welfare Benefits Programs and Fluence’s short-term and long- term disability, accidental death and dismemberment, and life insurance plans, beginning on your first day of employment.

Executive Severance Plan: As an Executive Officer of Fluence, you are eligible to participate in the Fluence Executive Severance Plan, subject to the approval of the Board of Directors. Further details will be provided to you in the coming weeks.

Executive Officer Policies: Fluence maintains company policies applicable to all employees. In addition, you are subject to additional policies applicable only to Executive Officers, specifically the Fluence Executive Stock Ownership Guidelines and the Fluence Claw back Policy, subject to approval of the Board of Directors. Further details will be provided to you in the coming weeks.

Retirement: You will be eligible to participate in The Fluence Energy Savings Plan which is a 401(k) plan (the “Savings Plan”), after you receive your first paycheck. You may contribute up to 50% of your gross salary to your account in accordance with the terms and conditions of the Retirement Plan and you will receive a company matching contribution of 100% of your contributions up to 5% of your gross salary.

Long-term incentive award: We also want you to share in Fluence Energy’s vision and its future. For that reason, and subject to approval of the Board of Directors Compensation Committee or CEO, you will be awarded a one-time grant of $500,000 delivered in the form of

Exhibit 10.28
Restricted Stock Units (RSUs). Once approved, these RSUs will be awarded after you are hired. The RSUs are converted to actual shares of company stock subject to a vesting schedule. The plan administrator reserves the right to make determinations regarding this plan at any time. Further details will be provided to you once this RSU award is approved.

Immigration: Please be prepared on your first day of employment to complete payroll paperwork. Fluence Energy will work with you to complete the transfer of your H1-B. Your offer is contingent on the H1-B transfer.

Sign-On Bonus: You will receive a one-time sign on bonus in the amount of $100,000 paid in three installments including all related taxes and deductions. $50,000 to be paid with your fist payroll. Installment two of $25,000 to be paid 90 days after your start date at the payroll and the final $25,000 to be paid 90 days after the 2nd installment at the payroll. If you voluntarily terminate your employment with Fluence prior to completing one year of service following your start date, you will be required to reimburse Fluence for your sign on bonus including the related taxes and deductions.

New Hire Paperwork Agreement: Prior to your start date, you will receive a list of pre-hire documents. By signing this offer, you are agreeing to send back all new hire paperwork no later than one week prior to starting with Fluence. If HR does not receive the signed documentation, your start date will be pushed back.

Exhibit 10.28
ACCEPTANCE PROCESS

Krishna, your experience and background will be an asset to this position, and we look forward to you joining Fluence.

To confirm your acceptance of this offer, please sign the documents within three business days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact your talent partner or the hiring manager.

Sincerely,

/s/ Ayana Carroll
Ayana Carroll
Vice President -HR Americas

Your employment with Fluence Energy, LLC. is and will be “at will” employment, for an indefinite period of time. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the “at will” nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. This letter is governed by the laws of Virginia. Fluence is an “at will” employer; this letter does not constitute a contract for employment.

Start Date: August 29, 2022

Read and Accepted:

/s/ Krishna Vanka                 August 8, 2022
Krishna Vanka Date